Exhibit 5.1

September 15, 2025

Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389

Re:
Hewlett Packard Enterprise Company / $900,000,000 principal amount of 4.050% Notes due 2027, $300,000,000 principal amount of Floating Rate Notes due 2028, $850,000,000 principal amount of 4.150% Notes due 2028 and $850,000,000 principal amount of 4.400% Notes due 2030

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, file no. 333-276221 (the “Registration Statement”) of Hewlett Packard Enterprise Company (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), the prospectus included therein, the prospectus supplement, dated September 8, 2025 filed with the Commission on September 10, 2025 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), in connection with the offering and sale by the Company of $900,000,000 aggregate principal amount of the Company’s 4.050% Notes due 2027 (the “2027 Notes”), $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2028 (the “Floating Rate Notes”), $850,000,000 aggregate principal amount of the Company’s 4.150% Notes due 2028 (the “2028 Notes”) and $850,000,000 aggregate principal amount of the Company’s 4.400% Notes due 2030 (the “2030 Notes” and, together with the 2027 Notes, the Floating Rate Notes and the 2028 Notes, the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of October 9, 2015 (as amended prior to the date hereof, the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Twenty-Eighth Supplemental Indenture, dated as of September 15, 2025, with respect to the 2027 Notes, the Twenty-Ninth Supplemental Indenture, dated as of September 15, 2025, with respect to the Floating Rate Notes, the Thirtieth Supplemental Indenture, dated as of September 15, 2025, with respect to the 2028 Notes and the Thirty-First Supplemental Indenture, dated as of September 15, 2025, with respect to the 2030 Notes (collectively, the “Supplemental Indentures” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

Gibson, Dunn & Crutcher LLP 200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

Hewlett Packard Enterprise Company September 15, 2025 Page 2
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indentures and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York.  This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.
The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.
We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); (iv) any provision in any Specified Note Document waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal court; (vi) any waiver of the right to jury trial; or (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Hewlett Packard Enterprise Company September 15, 2025 Page 3
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and “Validity of the Notes” in the Prospectus Supplement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP